As filed with the Securities and Exchange Commission on August 8, 2008
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Petroflow Energy Ltd.
(Exact name of registrant as specified in its charter)

Alberta, Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 970, 717 – 7th Avenue S.W.
Calgary, Alberta, Canada	T2P 0Z3
(Address of Principal Executive Offices)	(Zip Code)
Petroflow Energy Ltd. Stock Option Plan
(Full title of the plan)

Louis G. Schott	Copy to:
Petroflow Energy Ltd.	Richard J. Mattera
1335 W. Causeway Approach	Hogan & Hartson L.L.P.
Mandeville, Louisiana 70471	One Tabor Center, Suite 1500
(985) 674-6747	1200 Seventeenth Street
(Name, address and telephone number, including	Denver, Colorado 80202
area code, of agent for service)	(303) 899-7300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum	Proposed maximum	Amount of
Title of securities	to be	offering price	aggregate offering	registration
to be registered	Registered (1)	per share (2)	price (2)	fee (2)
Common Shares, without par value	2,942,789	$2.53	$7,442,258	$292.50

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of Common Shares shown above, an indeterminate number of Common Shares that, by reason of certain events specified in the plan (e.g., anti-dilution adjustments), may become subject to such plan.

(2)	The proposed maximum offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon (A) average high and low sales prices of the Registrant’s Common Shares as reported on the American Stock Exchange on August 5, 2008 for 342,989 Common Shares, which is $5.25 per share, and (B) the weighted average exercise price of $2.17 per share with respect to outstanding options for 2,599,800 Common Shares.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Item 2. Registrant Information and Employee Plan Annual Information.
     The documents containing the information specified in Part I will be sent or given to participants in the Petroflow Energy Ltd. Stock Option Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). According to the Note to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and all other documents subsequently filed with the Commission by Petroflow Energy Ltd. (the “Company” or the “Registrant”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all the Common Shares offered hereby have been sold or that deregisters all such Common Shares then remaining unsold, are hereby incorporated herein by reference to be a part of this registration statement from the date of filing of such documents:
     (a) The Registrant’s latest annual report on Form 40-F for the fiscal year ended December 31, 2007, filed with the Commission on June 11, 2008 (File No. 001-34100);
     (b) The Registrant’s report on Form 6-K furnished to the Commission on July 16, 2008 (File No. 001-34100); and
     (c) The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 40-F (File No. 001-34100) filed with the Commission on June 11, 2008, including any amendment or report filed for the purpose of updating such description.
     In addition, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4. Description of Securities.
     Not applicable. The Common Shares are registered under Section 12(b) of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     Richard W. Clark is a partner of the law firm Gowling Lafleur Henderson LLP, which is passing on the validity of the Common Shares offered pursuant to the Plan, and is also a director of the Registrant, owns Common Shares of the Registrant and is eligible to participate in the Plan.

Item 6. Indemnification of Directors and Officers.
     Under the Canada Business Corporations Act (the “Business Corporations Act”) a corporation may indemnify present or former directors or officers, or other individuals who act or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual with respect to any civil, criminal, administrative, investigative or other proceeding in which the individual is involved, because of that association with the Registrant or other entity. To qualify for indemnification under the Business Corporations Act, an individual must (1) act honestly and in good faith with a view to the best interest of the corporation, or as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request, and (2) in the case of criminal or administrative action that is enforced by a monetary penalty, the individual must have had reasonable grounds for believing that the individual’s conduct was lawful. In actions brought by or on behalf of the corporation, indemnification may only be made with court approval. A corporation may advance moneys to the individuals for all costs, charges and expenses of a proceeding, as long as the individual undertakes in writing to repay the moneys if indemnification is ultimately prohibited by the Business Corporations Act.
     The Registrant’s By-Law No. 1 (the “Bylaws”) provide that subject to the Business Corporations Act, the Registrant shall indemnify its directors or officers, or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of that association with the Registrant or other entity, if (a) the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Registrant shall also indemnify such person in such other circumstances as the Business Corporations Act permits or requires. Nothing in the indemnity provision of the Bylaws shall limit the right of any person entitled to indemnity to claim indemnity apart from such indemnity provision of the Bylaws.
     The Registrant’s Bylaws provide that subject to the Business Corporations Act, the Registrant may purchase and maintain such insurance for the benefit of the directors, officers and persons referred to in the paragraph above, as the Registrant’s board of directors may from time to time determine.
     The Registrant maintains insurance to cover individuals who are or were directors and officers of the Registrant and its subsidiaries against liability incurred by the individual in his capacity as a director or officer of the Registrant and its subsidiaries.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Gowling Lafleur Henderson LLP, with respect to the legality of the Common Shares registered hereby

23.1	Consent of Gowling Lafleur Henderson LLP (contained in its opinion filed herewith as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting firm, with respect to the Registrant

Exhibit No.	Description of Exhibit

23.3	Consent of Haas Petroleum Engineering Services, Inc., Independent Reserve Engineers, with respect to the Registrant

24.1	Power of Attorney (included on the signature page to this registration statement)

99.1	Petroflow Energy Ltd. Stock Option Plan

99.2	Form of Petroflow Energy Ltd. Stock Option Agreement

99.3	Form of Petroflow Energy Ltd. Stock Option Amending Agreement
Item 9. Undertakings.
(a)	The Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mandeville, State of Louisiana on this 8th day of August 2008.

PETROFLOW ENERGY LTD.
By:	/s/ John A. Melton
Name:	John A. Melton
Title:	President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Melton, Duncan M.R. Moodie and Louis G. Schott, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign, execute and file with the Commission (or any other governmental or regulatory authority), for us and in our names in the capacities indicated below, this registration statement on Form S-8 (including all amendments thereto) with all exhibits and any and all documents required to be filed with respect thereto, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and to perform each and every act and thing necessary or desirable to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	title	Date

/s/ John A. Melton	President and Chief Executive officer	August 8, 2008
John A. Melton	(Principal Executive Officer) and Director

/s/ Duncan M.R. Moodie	Chief Financial Officer	August 8, 2008
Duncan M.R. Moodie	(Principal Financial and Accounting Officer)

/s/ Richard W. Clark	Director	August 8, 2008
Richard W. Clark

/s/ Joseph W. Blandford	Director	August 8, 2008
Joseph W. Blandford

/s/ Donald J. Rowden	Director	August 8, 2008
Donald J. Rowden

/s/ Richard N. Azar II	Director	August 8, 2008
Richard N. Azar II

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the United States, on this 8th day of August, 2008.

By:	/s/ John A. Melton
Name:	John A. Melton
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Gowling Lafleur Henderson LLP with respect to the legality of the Common Shares registered hereby

23.1	Consent of Gowling Lafleur Henderson LLP (contained in its opinion filed herewith as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting firm, with respect to the Registrant

23.3	Consent of Haas Petroleum Engineering Services, Inc., Independent Reserve Engineer, with respect to the Registrant

24.1	Power of Attorney (included on the signature page to this registration statement)

99.1	Petroflow Energy Ltd. Stock Option Plan

99.2	Form of Petroflow Energy Ltd. Stock Option Agreement

99.3	Form of Petroflow Energy Ltd. Stock Option Amending Agreement